Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 1 to Registration Statement No. 333-146211 on Form S-4 of our report dated April 26, 2007, except for Notes 26, 27 and 28, and the disclosure of earnings per share on the consolidated statement of income, as to which the date is September 20, 2007 and except for the effects of the restatement discussed in Note 31, as to which the date is November 28, 2007, relating to the consolidated financial statements of Capmark Financial Group Inc. and subsidiaries as of December 31, 2006 and for the period from January 1, 2006 to March 22, 2006 (predecessor) and the period from March 23, 2006 to December 31, 2006 (successor) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs concerning the change in basis of accounting and the restatement), appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
January 23, 2008